Exhibit 10.2

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 6, 2018 by and among Invitae Corporation, a Delaware corporation (the “Company”), and the Investors identified on Exhibit A attached hereto (each an “Investor” and collectively the “Investors”).

RECITALS

A. The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the 1933 Act (as defined below) and Rule 506 of Regulation D (“Regulation D”) promulgated by the SEC (as defined below) thereunder;

B. The Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and subject to the conditions stated in this Agreement, an aggregate of 373,524 shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”) at a purchase price of $13.386 per share.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with, such Person.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Common Stock Equivalents” means any securities of the Company that would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the 1933 Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Company Intellectual Property” has the meaning set forth in Section 4.13.

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company.

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Environmental Laws” has the meaning set forth in Section 4.14.

“GAAP” has the meaning set forth in Section 4.16.

“Losses” has the meaning set forth in Section 8.2.

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, financial condition or business of the Company and its subsidiaries taken as a whole, (ii) the legality or enforceability of this Agreement or (iii) the ability of the Company to perform its obligations under this Agreement, except that for purposes of Section 6.1(g) of this Agreement, in no event shall a change in the market price of the Common Stock alone constitute a “Material Adverse Effect”; provided that the foregoing exception shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether a Material Adverse Effect has occurred.

“Material Contract” means any contract, instrument or other agreement to which the Company is a party or by which it is bound that has been filed or was required to have been filed as an exhibit to the SEC Filings pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“NYSE” means The New York Stock Exchange.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the date of this Agreement and the Closing Date, shall be the NYSE.

“Regulation D” has the meaning set forth in the recitals to this Agreement.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the 1933 Act, as such rule may be amended or interpreted from time to time, or any similar or successor rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such rule.

“SEC Filings” has the meaning set forth in Section 4.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the 1934 Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Trading Day” means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported in the “pink sheets” by OTC Markets Group Inc. (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement and that certain Note Purchase Agreement made and dated as of November 6, 2018 by and among INN SA LLC, as collateral agent, the Purchasers listed on Schedule 1.1. thereto, and the Company (the “Note Purchase Agreement”).

“Transfer Agent” has the meaning set forth in Section 7.1(a).

“SEC” means the U.S. Securities and Exchange Commission.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2. Purchase and Sale of the Shares. On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company will issue and sell, and the Investors will purchase, severally and not jointly, for a price per share of $13.386, the number of Shares in the respective amounts set forth opposite the name of such Investor as indicated on Exhibit A attached hereto.

3. Closing.

3.1 Upon the satisfaction of the conditions set forth in Section 6, the completion of the purchase and sale of the Shares (the “Closing”) shall occur remotely via exchange of documents and signatures at a time (the “Closing Date”) to be agreed to by the Company and the Investors.

3.2 On the Closing Date, each Investor shall deliver or cause to be delivered to the Company, via wire transfer of immediately available funds pursuant to the wire instructions delivered to such Investor by the Company on or prior to the Closing Date, an amount equal to the aggregate purchase price to be paid by the Investor for the Shares to be acquired by it as set forth opposite the name of such Investor under the heading “Aggregate Purchase Price” on Exhibit A attached hereto.

3.3 At or before the Closing, the Company shall deliver or cause to be delivered to each Investor a number of Shares, registered in the name of the Investor (or its nominee in accordance with its delivery instructions) equal to the number of Shares set forth opposite the name of such Investor on Exhibit A attached hereto. The Shares shall be delivered via a book-entry record through the Company’s transfer agent on a “delivery versus payment” basis.

4. Representations and Warranties of the Company. References in this Agreement to the “Company” refer to Invitae Corporation and its wholly owned subsidiaries, except as otherwise indicated herein or as the context otherwise requires. The Company hereby represents and warrants to the Investors that, except (i) as contemplated by the Transaction Documents, (ii) as described in the Company’s filings with the SEC pursuant to the 1934 Act (the “SEC Filings”) or (iii) as described in the Company’s draft Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 provided to the Investors on November 2, 2018 (in the case of (ii) and (iii), excluding any disclosures set forth under the headings “Risk Factors,” or disclosure of risks set forth in any “forward-looking statements” disclaimer, or disclosures in any other statements that are similarly cautionary or predictive in nature; it being understood that any factual information contained within such headings, disclosure or statements shall not be excluded), which qualify these representations and warranties in their entirety, as follows.

4.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease its properties. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect. Invitae Canada Inc., Patient Crossroads, Inc., Ommdom Inc., Good Start Genetics, Inc., and CombiMatrix Corporation are the only subsidiaries of the Company and each is wholly-owned by the Company. Each of the Company’s subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as now conducted and to own or lease its properties. Each of the Company’s subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect. All of the issued and outstanding capital stock of the Company’s subsidiaries has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company free and clear of any security interest, mortgage, pledge, lien, encumbrance or adverse claim.

4.2 Authorization. The Company has the requisite corporate power and authority and has taken all requisite corporate action necessary for, and no further action on the part of the Company, its officers, directors and stockholders is necessary for, (i) the authorization, execution and delivery of this Agreement, (ii) the authorization of the performance of all obligations of the Company hereunder, and (iii) the authorization, issuance and delivery of the Shares. The Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

4.3 Capitalization. The Company is authorized under its Certificate of Incorporation to issue 400,000,000 shares of Common Stock and 20,000,000 shares of preferred stock. The Company’s disclosure of its issued and outstanding capital stock in its most recent SEC Filing containing such disclosure was accurate in all material respects as of the date indicated in such SEC Filing. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable; none of such shares were issued in violation of any pre-emptive rights; and such shares were issued in compliance in all material respects with applicable state and federal securities law and any rights of third parties. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to the issuance by the Company of any securities of the Company, including, without limitation, the Shares. There are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind, except as contemplated by this Agreement. There are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them. Except as disclosed in the SEC Filings, no Person has the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

The issuance and sale of the Shares will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Investors) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

The Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

4.4 Valid Issuance. The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer set forth in this Agreement or imposed by applicable securities laws.

4.5 Consents. The execution, delivery and performance by the Company of this Agreement and the offer, issuance and sale of the Shares require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than (a) filings that have been made pursuant to applicable state securities laws, (b) post-sale filings pursuant to applicable state and federal securities laws, and (c) filings pursuant to the rules and regulations of NYSE, each of which the Company has filed or undertakes to file within the applicable time.

Subject to the accuracy of the representations and warranties of each Investor set forth in Section 5 hereof, the Company has taken all action necessary to exempt the issuance and sale of the Shares from the provisions of any stockholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties is subject that is or could reasonably be expected to become applicable to the Investors as a result of the transactions contemplated hereby, including without limitation, the issuance of the Shares and the ownership, disposition or voting of the Shares by the Investors or the exercise of any right granted to the Investors pursuant to this Agreement.

4.6 No Material Adverse Change. Since June 30, 2018, there has not been:

(i) any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, except for changes in the ordinary course of business which have not had and would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(ii) any declaration or payment by the Company of any dividend, or any authorization or payment by the Company of any distribution, on any of the capital stock of the Company, or any redemption or repurchase by the Company of any securities of the Company;

(iii) any material damage, destruction or loss, whether or not covered by insurance, to any assets or properties of the Company;

(iv) any waiver, not in the ordinary course of business, by the Company of a material right or of a material debt owed to it;

(v) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted);

(vi) any change or amendment to the Company’s Restated Certificate of Incorporation or Amended and Restated Bylaws, or material change to any material contract or arrangement by which the Company is bound or to which any of its assets or properties is subject;

(vii) any material labor difficulties or, to the Company’s Knowledge, labor union organizing activities with respect to employees of the Company;

(viii) any material transaction entered into by the Company other than in the ordinary course of business;

(ix) the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company; or

(x) any other event or condition of any character that has had or would reasonably be expected to have a Material Adverse Effect.

4.7 SEC Filings. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the 1934 Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material). At the time of filing thereof, such filings complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC thereunder and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.8 No Conflict, Breach, Violation or Default. The execution, delivery and performance of this Agreement by the Company and the issuance and sale of the Shares in accordance with the provisions hereof will not, except for such violations, conflicts or defaults as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) conflict with or result in a breach or violation of (a) any of the terms and provisions of, or constitute a default under, the Company’s Restated Certificate of Incorporation or the Company’s Amended and Restated Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Investors through the Electronic Data Gathering, Analysis, and Retrieval system (the “EDGAR system”)), or (b) assuming the accuracy of the representations and warranties in Section 5, any applicable statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or its subsidiaries, or any of their assets or properties, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien, encumbrance or other adverse claim upon any of the properties or assets of the Company or its subsidiaries or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract

4.9 Tax Matters. The Company and its subsidiaries have timely prepared and filed all tax returns required to have been filed by them with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by them. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company nor, to the Company’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company. All taxes and other assessments and levies that the Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any of its assets or property. There are no outstanding tax sharing agreements or other such arrangements between the Company and any other corporation or entity.

4.10 Title to Properties. The Company and each of its subsidiaries has good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects, except such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and the Company and each of its subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions, except such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.11 Certificates, Authorities and Permits. The Company possesses adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, except where failure to so possess would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The Company has not received any written notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that would reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, on the Company.

4.12 Labor Matters.

(a) The Company is not party to or bound by any collective bargaining agreements or other agreements with labor organizations. To the Company’s Knowledge, the Company has not violated in any material respect any laws, regulations, orders or contract terms affecting the collective bargaining rights of employees or labor organizations, or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours.

(b) No material labor dispute with the employees of the Company, or with the employees of any principal supplier, manufacturer, customer or contractor of the Company, exists or, to the Company’s Knowledge, is threatened or imminent.

4.13 Intellectual Property. The Company owns, possesses, licenses or has other rights to use, the patents and patent applications, copyrights, trademarks, service marks, trade names, service names and trade secrets described in the SEC Filings as necessary or material for use in connection with its business and which the failure to so have would have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Company Intellectual Property”). There is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by any Person that the Company’s business as now conducted infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of another. To the Company’s Knowledge, there is no existing infringement by another Person of any of the Company Intellectual Property that would have or would reasonably be expected to have a Material Adverse Effect. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of the Company Intellectual Property, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.14 Environmental Matters. The Company is not in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), has not released any hazardous substances regulated by Environmental Law onto any real property that it owns or operates, and has not received any written notice or claim it is liable for any off-site disposal or contamination pursuant to any Environmental Laws, which violation, release, notice, claim, or liability would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and to the Company’s Knowledge, there is no pending or threatened investigation that would reasonably be expected to lead to such a claim.

4.15 Legal Proceedings. There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or its subsidiaries is or may reasonably be expected to become a party or to which any property of the Company or its subsidiaries is or may reasonably be expected to become the subject that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.16 Financial Statements. The financial statements included in each SEC Filing comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of the Company as of the dates presented and its consolidated results of operations and cash flows for the periods presented, subject in the case of unaudited financial statements to normal, year-end audit adjustments, and such consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except as may be disclosed therein or in the notes thereto, and except that the unaudited financial statements may not contain all footnotes required by GAAP, and, in the case of quarterly financial statements, except as permitted by Form 10-Q under the 1934 Act). Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof, the Company has not incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

4.17 Insurance Coverage. The Company maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

4.18 Compliance with NYSE Continued Listing Requirements. The Company is in compliance with applicable NYSE continued listing requirements. There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the Common Stock on NYSE and the Company has not received any notice of, nor to the Company’s Knowledge is there any reasonable basis for, the delisting of the Common Stock from NYSE.

4.19 Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company. No Investor shall have any obligation with respect to any fees, or with respect to any claims made by or on behalf of other Persons for fees, in each case of the type contemplated by this Section 4.19 that may be due in connection with the transactions contemplated by this Agreement.

4.20 No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

4.21 No Integrated Offering. Neither the Company nor its subsidiaries nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any Company security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the 1933 Act.

4.22 Private Placement. Assuming the accuracy of the representations and warranties of the Investors set forth in Section 5, the offer and sale of the Shares to the Investors as contemplated hereby is exempt from the registration requirements of the 1933 Act. The issuance and sale of the Shares does not contravene the rules and regulations of NYSE.

4.23 Questionable Payments. Neither the Company nor its subsidiaries nor, to the Company’s Knowledge, any of their current or former directors, officers, employees, agents or other Persons acting on behalf of the Company or its subsidiaries, has on behalf of the Company or its subsidiaries in connection with its business: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets which is in violation of law; (d) made any false or fictitious entries on the books and records of the Company; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.24 Transactions with Affiliates. None of the executive officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any transaction with the Company (other than as holders of equity awards, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.25 Internal Controls. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the 1934 Act), which are designed to ensure that material information relating to the Company, including its subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities. Since the end of the Company’s most recent audited fiscal year, there have been no significant deficiencies or material weaknesses in the Company’s internal control over financial reporting (whether or not remediated) and no change in the Company’s internal control over financial reporting that has materially affected, or would reasonably be expected to materially affect, the Company’s internal control over financial reporting. The Company is not aware of any change in its internal controls over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or would reasonably be expected to materially affect, the Company’s internal control over financial reporting.

4.26 Disclosures. The SEC Filings do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.27 Required Filings. Except for the transactions contemplated by the Transaction Documents, including the acquisition of the Shares contemplated hereby, no event or circumstance has occurred or information exists with respect to the Company or its business, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed (assuming for this purpose that the SEC Filings are being incorporated by reference into an effective registration statement filed by the Company under the 1933 Act).

4.28 Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.29 Manipulation of Price. The Company has not, and, to the Company’s Knowledge, no Person acting on its behalf has taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

4.30 Anti-Bribery and Anti-Money Laundering Laws. Each of the Company, its subsidiaries and any of their respective officers, directors, supervisors, managers, agents, or employees, are and have at all times been in compliance with and its participation in the offering will not violate: (A) anti-bribery laws, including but not limited to, any applicable law, rule, or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any other law, rule or regulation of similar purposes and scope or (B) anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code section 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder.

4.31 Compliance. The Company is not (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) in violation of any judgment, decree or order of any court, arbitrator or governmental body specifically naming the Company or (iii) in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as would not have or reasonably be expected to result in a Material Adverse Effect.

4.32 No Bad Actors. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the 1933 Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii—iv) or (d)(3) is applicable.

5. Representations and Warranties of the Investors. Each of the Investors hereby, severally and not jointly, represents and warrants to the Company that:

5.1 Organization and Existence. Such Investor is a validly existing corporation, limited partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority to enter into and consummate the transactions contemplated by this Agreement and to carry out its obligations hereunder and thereunder, and to invest in the Shares pursuant to this Agreement.

5.2 Authorization. The execution, delivery and performance by such Investor of this Agreement has been duly authorized and has been duly executed and when delivered will constitute the valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

5.3 Purchase Entirely for Own Account. The Shares to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Shares for any period of time. Such Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.4 Investment Experience. Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5 Disclosure of Information. Such Investor has had an opportunity to receive, review and understand all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Shares, and has conducted and completed its own independent due diligence. Such Investor acknowledges that copies of the SEC Filings are available on the EDGAR system. Based on the information such Investor has deemed appropriate, and without reliance upon any placement agent, it has independently made its own analysis and decision to enter into this Agreement. Such Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the execution, delivery and performance of this Agreement, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, limit or otherwise affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

5.6 Restricted Securities. Such Investor understands that the Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.7 Legends. It is understood that, except as provided below, certificates evidencing the Shares may bear the following or any similar legend:

(a) “The securities represented hereby have not been registered with the Securities and Exchange Commission or the securities commission of any state in reliance upon an exemption from registration under the Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended.”

(b) If required by the authorities of any state in connection with the issuance of sale of the Shares, the legend required by such state authority.

5.8 Accredited Investor. Such Investor is an (a) “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) under the 1933 Act and (b) an “Institutional Account” as defined in FINRA Rule 4512(c). Such Investor is a sophisticated institutional investor with sufficient knowledge and experience in investing in private equity transactions to properly evaluate the risks and merits of its purchase of the Shares.

5.9 No General Solicitation. Such Investor did not learn of the investment in the Shares as a result of any general solicitation or general advertising.

5.10 Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Investor.

5.11 Short Sales and Confidentiality. Other than consummating the transactions contemplated hereunder, such Investor has not, nor has any Person acting on behalf of or pursuant to any understanding with such Investor, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company or of any other entity on the basis of confidential information provided by the Company to such Investor (including the existence and terms of this transaction and other non-public information), (the “Confidential Information”) during the period commencing as of the time that such Investor was first contacted by the Company, or any other Person regarding the transactions contemplated hereby and ending immediately prior to the date hereof. Other than to other Persons party to this Agreement, such Investor has maintained and will continue to maintain the confidentiality of the Confidential Information, and such Investor agrees that it will not use any Confidential Information in violation of applicable securities laws.

5.12 No Government Recommendation or Approval. Such Investor understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of the Company or the purchase of the Shares.

5.13 No Intent to Effect a Change of Control. Such Investor has no present intent to effect a “change of control” of the Company as such term is understood under the rules promulgated pursuant to Section 13(d) of the 1934 Act.

5.14 No Rule 506 Disqualifying Activities. Such Investor has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506 (d)(1) of the 1933 Act.

5.15 Residency. Such Investor’s office in which its investment decision with respect to the Shares was made is located at the address immediately below Investor’s name on the signature page hereto.

5.16 No Conflicts. The execution, delivery and performance by such Investor of this Agreement and the consummation by such Investor of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Investor, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

6. Conditions to Closing.

6.1 Conditions to the Investors’ Obligations. The obligation of each Investor to purchase Shares at the Closing is subject to the fulfillment to such Investor’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by such Investor (as to itself only):

(a) The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of such date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b) The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Shares, all of which shall be in full force and effect.

(c) The Company shall have filed with NYSE a Supplemental Listing Application for the listing of the Shares and NYSE shall have raised no objection to the consummation of the transactions contemplated by this Agreement.

(d) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby.

(e) The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (c), (d) and(g) of this Section 6.1.

(f) The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Shares.

(g) The First Purchase (as such term is defined in the Note Purchase Agreement) under the Note Purchase Agreement shall have occurred.

(h) There shall have been no Material Adverse Effect with respect to the Company since the date hereof.

(i) No stop order or suspension of trading shall have been imposed by NYSE, the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.

6.2 Conditions to Obligations of the Company. The Company’s obligation to sell and issue Shares at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) The representations and warranties made by the Investors in Section 5 hereof shall be true and correct as of the date hereof and on the Closing Date with the same force and effect as if they had been made on and as of said date. The Investors shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date.

(b) Each Investor shall have paid in full to the Company its Aggregate Purchase Price as set forth opposite its name as indicated on Exhibit A attached hereto.

(c) The First Purchase (as such term is defined in the Note Purchase Agreement) under the Note Purchase Agreement shall have occurred.

6.3 Termination of Obligations to Effect Closing; Effects.

(a) The obligations of the Company, on the one hand, and the Investors, on the other hand, to effect the Closing shall terminate as follows:

(i) Upon the mutual written consent of the Company and the Investors;

(ii) By the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Company; or

(iii) By an Investor (with respect to itself only) if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by such Investor;

provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b) Nothing in this Section 6.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

7. Covenants and Agreements of the Company.

7.1 Removal of Legends.

(a) In connection with any sale, assignment, transfer or other disposition of the Shares by an Investor pursuant to Rule 144 or pursuant to any other exemption under the 1933 Act such that the purchaser acquires freely tradable shares and upon compliance by the Investor with the requirements of this Agreement, if requested by the Investor, the Company shall cause the transfer agent for the Common Stock (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Shares sold or disposed of without restrictive legends, provided that the Company has received from the Investor customary representations and other documentation reasonably acceptable to the Company in connection therewith. Subject to receipt from the Investor by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, upon the earliest of such time as the Shares (i) have been sold or transferred pursuant to an effective registration statement, (ii) have been sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision (such earliest date, the “Legend Removal Effective Date”), the Company shall (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Shares, and (B) cause its counsel to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act if required by the Transfer Agent to effect the removal of the legend in accordance with the provisions of this Agreement. The Company agrees that following the Legend Removal Effective Date or at such time as such legend is no longer required, it will, within two (2) Trading Days of receipt from an Investor by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith (such date, the “Legend Removal Date”), deliver or cause to be delivered to such Investor a confirmation of book entry representing such Shares that is free from all restrictive and other legends. Shares subject to legend removal hereunder may be transmitted by the Transfer Agent to an Investor by crediting the account of such Investor’s prime broker with the DTC System as directed by such Investor. The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.

(b) In addition to an Investor’s other available remedies, if the Company fails to (i) issue and deliver (or cause to be delivered) to an Investor by the Trading Day that is five (5) Trading Days after the Legend Removal Date the Shares purchased by such Investor pursuant to Section 7(a) and (ii) if after the Legend Removal Date, such Investor purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of an actual sale by such Investor of all or any portion of the Shares as to which such Investor anticipated receiving from the Company pursuant to Section 7(a), then the Company shall pay such Investor, in cash, an amount equal to the excess, if any, of such Investor’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased over the product of (i) a commensurate number of Shares as to which the Company was required to deliver to such Investor by the Legend Removal Date pursuant to Section 7(a) multiplied by (ii) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the Legend Removal Date and ending on the date of delivery of such Shares by Company to Investor pursuant to Section 7(a).

(c) Each Investor, severally and not jointly, agrees with the Company that it will sell Shares only (i) pursuant to an effective registration statement or (ii) in compliance with an exemption from the registration requirements of the 1933 Act.

7.2 Short Sales and Confidentiality After the Date Hereof. Each Investor covenants, severally and not jointly, that neither it nor any Affiliates acting on its behalf or pursuant to any understanding with it will execute any Short Sales during the period from the date hereof until the earlier of such time as (i) the transactions contemplated by this Agreement are first publicly announced or (ii) this Agreement is terminated in full. Each Investor covenants, severally and not jointly, that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, such Investor will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

8. Survival and Indemnification.

8.1 Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement for the applicable statute of limitations.

8.2 Indemnification. The Company agrees to indemnify and hold harmless each Investor and its Affiliates, and their respective directors, officers, trustees, members, managers, employees, investment advisers and agents, from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented attorney fees and disbursements and other documented out-of-pocket expenses reasonably incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under this Agreement, and will reimburse any such Person for all such amounts as they are incurred by such Person solely to the extent such amounts have been finally judicially determined not to have resulted from such Person’s fraud or willful misconduct.

8.3 Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. No indemnified party will, except with the consent of the indemnifying party, consent to entry of any judgment or enter into any settlement.

9. Miscellaneous.

9.1 Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or each of the Investors, as applicable, provided, however, that an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Shares in a transaction complying with applicable securities laws without the prior written consent of the Company or the other Investors, provided such assignee agrees in writing to be bound by the provisions hereof that apply to Investors. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Without limiting the generality of the foregoing, in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Common Stock is converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Shares” shall be deemed to refer to the securities received by the Investors in connection with such transaction. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2 Counterparts; Faxes; E-mail. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile or e-mail, which shall be deemed an original.

9.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.4 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by facsimile or e-mail, then such notice shall be deemed given upon receipt of confirmation of complete facsimile transmittal or confirmation of receipt of an e-mail transmission, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three (3) days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party:

If to the Company:

Invitae Corporation

1400 16th Street

San Francisco, California 94103

Attention: Shelly Guyer, CFO

E-mail:

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP

12255 El Camino Real, Suite 300

San Diego, California 92130

Attention: Mike HirdFacsimile: (858) 509-4010

Telephone: (858) 509-4024

E-mail: mike.hird@pillsburylaw.com

If to the Investors:

TPC Investments I LLC

TPC Investments II LLC

c/o Oberland Capital Management LLC

1700 Broadway, 37th Floor

New York, NY 10019

Attention: Dave Dubinsky

Facsimile: (212) 257-5851

Telephone: (212) 257-5800

E-mail: ddubinsky@oberlandcapital.com

With a copy to:

Cooley LLP

101 California Street, 5th Floor

San Francisco, CA, 94111

Attention: Gian-Michele a’Marca

Facsimile: (415) 693-2148

Telephone: (415) 693-2222

E-mail: gmamarca@cooley.com

9.5 Expenses. Except as set forth elsewhere in the Transaction Documents, the parties hereto shall pay their own costs and expenses in connection herewith regardless of whether the transactions contemplated hereby are consummated; it being understood that each of the Company and each Investor has relied on the advice of its own respective counsel.

9.6 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by a duly authorized representative of such party. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived either generally or in a particular instance and either retroactively or prospectively.

9.7 Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Investors without the prior consent of the Company (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Investors shall allow the Company reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, each Investor may identify the Company and the value of such Investor’s security holdings in the Company in accordance with applicable investment reporting and disclosure regulations without prior notice to or consent from the Company. The Company shall not include the name of either Investor in any press release or public announcement (which, for the avoidance of doubt, shall not include any SEC Filing) without the prior written consent of such Investor.

9.8 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.9 Entire Agreement. This Agreement, including the signature pages, Exhibits, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

9.10 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.11 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

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IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

COMPANY:	INVITAE CORPORATION

	By:	/s/ Shelly D. Guyer
	Name:	Shelly D. Guyer
	Title:	Chief Financial Officer

[Signature Page Continues]

[Signature Page to Securities Purchase Agreement]

INVESTOR:	TPC INVESTMENTS I LLC

	By:	/s/ David Dubinsky
	Name:	David Dubinsky
	Title:	Authorized Signatory

Address: c/o Oberland Capital Management LLC 1700 Broadway, 37th Floor New York, NY 10019

INVESTOR:	TPC INVESTMENTS II LLC

	By:	/s/ David Dubinsky
	Name:	David Dubinsky
	Title:	Authorized Signatory

Address: c/o Oberland Capital Management LLC 1700 Broadway, 37th Floor New York, NY 10019

[Signature Page to Securities Purchase Agreement]

Exhibit A

Schedule of Investors

Investor Name	Number of Shares to be Purchased	Aggregate Purchase Price
TPC Investments I LLC	186,762	2,499,996.13
TPC Investments II LLC	186,762	2,499,996.13

Total:	373,524	$4,999,992.26